Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2009 RESULTS
Business Restructuring Efforts Expanded
DAYTON, OHIO, October 5, 2009...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.39 for its fiscal fourth quarter ended August 31, 2009 and $1.66 for the full fiscal year. In the prior year, the Company reported record DEPS of $0.88 in the fourth quarter and $2.52 for the full year.
The Company noted that it achieved an effective tax rate of 23.5% for fiscal 2009, primarily as a result of tax strategies implemented during the year. The fourth quarter effective tax rate of 10.5% reflects the benefits of these strategies and the favorable effects from finalizing tax estimates.
The Company reported $122 million of customer orders in the fourth quarter, consistent with order levels for the two preceding quarters, and 38% lower than the prior year comparable period. Excluding currency translation effects, orders declined 35% in the quarter. For the full year, orders of $554 million represent a 32% decline. Excluding currency translation effects, full year orders declined 26%.
Robbins & Myers also reported fourth quarter 2009 sales of $155 million, 32% lower than the comparable prior year results. Full year fiscal 2009 sales of $640 million were 19% lower than the prior year. Excluding currency translation effects, sales declined 28% in the quarter and 13% in the year.
Fourth quarter 2009 earnings before interest, taxes and minority interest (EBIT) were $15 million, 64% less than in the prior year fourth quarter primarily as a result of lower sales levels. Full year EBIT of $74 million represents a 43% decline from prior year levels, which included $8 million of benefit from asset sales. The Company generated $28 million of cash from operating activities in its fourth quarter of 2009 and $53 million for the full year, ending the year with $108 million of cash and $30 million of debt.
“Robbins & Myers achieved profitability in each of its businesses and remains well-capitalized during these challenging times,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “We started fiscal 2009 in a favorable economic environment with significant backlog, but during the year order levels were negatively impacted by the global recession. We responded to these changing business conditions by cutting more than $15 million of annualized costs, and we developed plans to restructure our business for more permanent cost reductions.”
“We have initiated the first two of our restructuring actions which should reduce annualized costs by $3 million when completed later this fiscal year, and several others that are actionable in the near term should deliver an additional $3-4 million of annualized savings by fiscal year-end. We expect these projects to reduce manufacturing capacity, increase activities in lower cost regions, and more tightly integrate our businesses. Over the long-term, these restructuring actions should further improve our competitiveness and profitability, especially when market conditions improve.”
“As a result of recent customer order levels, we expect fiscal 2010 to start slowly but improve throughout the year as the global economy recovers. Our financial performance in the new fiscal year hinges on the pace and scope of this recovery.” The Company expects full year 2010 DEPS of $0.80-$1.00 and first quarter DEPS of $0.05-$0.15, excluding the cost of restructuring actions.
Mr. Wallace commented, “Over the past five years, Robbins & Myers made impressive strides to improve its operating and financial capabilities. We reduced complexity throughout our businesses, launched our lean journey, invested in profitable growth initiatives, and refocused everyone on better serving our customers. We are committed to our long-term strategy of profitable growth to create shareholder value.”
Fourth Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Company’s Fluid Management segment orders of $48 million represent a 52% decline from the record performance in the prior year. Continued softness in energy and industrial markets also contributed to a 39% decline in sales, with the segment reporting $55 million in its fiscal fourth quarter of 2009. EBIT fell 64% to $10 million on lower sales, and EBIT margins of 17.5% included a 260 basis point impact from lower valuation of certain operating assets.
The Process Solutions segment reported orders of $47 million, 32% lower due to continued weakness in chemical, pharmaceutical and industrial markets. Excluding currency translation effects, orders declined 27%. Sales of $64 million were 27% lower, or 21% lower before currency translation effects, contributing to a 68% reduction in EBIT. The segment reported fourth quarter 2009 EBIT of $4 million and EBIT margins of 6.0%.
The Romaco segment reported orders of $28 million, 6% below the comparable prior year quarter or 1% lower excluding currency translation effects. Sales in the quarter were $37 million, 27% lower, or 22% lower excluding currency translation effects. Romaco earned $4 million of EBIT in the fourth quarter of 2009 as compared with $9 million in the prior year fourth quarter.
Conference Call to Be Held Tomorrow, October 6 at 10:00 AM (Eastern)
A conference call to discuss these results has been scheduled for 10:00 AM Eastern on Tuesday, October 6, 2009, which can be accessed at www.robn.com or by dialing 866-713-8562 (US/Canada) or +1-617-597-5310, using conference ID #48211363. Replays of the call can be accessed by dialing 888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID #29226735.

About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to EBIT, a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement.
In addition to historical information, this press release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: the cyclical nature of some of our markets; a significant decline in capital expenditures in our primary markets; a major decline in oil and natural gas prices; reduced demand due to the general worldwide economic downturn and general credit market crises; our ability to realize the benefits of our restructuring programs; increases in competition; changes in the availability and cost of our raw materials; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; the possibility of product liability lawsuits that could harm our business; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow; and decline in the market value of our pension plans’ investment portfolios affecting our financial condition and results of operations. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	August 31, 2009	August 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$108,169	$123,405
Accounts receivable	114,191	153,648
Inventories	105,772	109,797
Other current assets	11,573	8,017
Deferred taxes	12,519	13,476

Total Current Assets	352,224	408,343

Goodwill & Other Intangible Assets	273,476	285,759
Deferred Taxes	26,477	21,969
Other Assets	9,490	10,931
Property, Plant & Equipment	135,187	137,715

	$796,854	$864,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$55,918	$86,012
Accrued expenses	68,059	102,876
Current portion of long-term debt	30,194	3,192

Total Current Liabilities	154,171	192,080

Long-Term Debt — Less Current Portion	265	30,435
Deferred Taxes	44,194	44,628
Other Long-Term Liabilities	129,273	97,557
Shareholders’ Equity	468,951	500,017

	$796,854	$864,717

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2009	2008	2009	2008
Sales	$155,187	$227,754	$640,358	$787,168
Cost of sales	105,235	143,413	415,861	496,906

Gross profit	49,952	84,341	224,497	290,262
SG&A expenses	35,208	44,114	150,129	167,229
Other income	0	(835)	0	(7,631)

Income before interest, income taxes and minority interest	14,744	41,062	74,368	130,664
Interest expense, net	140	268	382	2,031

Income before income taxes and minority interest	14,604	40,794	73,986	128,633
Income tax expense	1,537	9,812	17,412	39,099
Minority interest	260	350	1,210	2,132

Net income	$12,807	$30,632	$55,364	$87,402

Net Income Per Share:
Basic	$0.39	$0.88	$1.67	$2.53
Diluted	$0.39	$0.88	$1.66	$2.52

Weighted Average Common Shares Outstanding:
Basic	32,853	34,685	33,227	34,524
Diluted	32,941	34,836	33,261	34,718

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands)	2009	2008	2009	2008
Sales
Fluid Management	$54,841	$90,499	$268,761	$322,868
Process Solutions	63,661	87,021	258,584	313,604
Romaco	36,685	50,234	113,013	150,696

Total	$155,187	$227,754	$640,358	$787,168

Income Before Interest, Income Taxes and Minority Interest (EBIT) Fluid Management	$9,587	$26,671	$69,139	$91,319
Process Solutions	3,842	11,956	19,418	37,570
Romaco	3,757	9,046	2,292	20,603
Corporate and Eliminations	(2,442)	(6,611)	(16,481)	(18,828)

Total	$14,744	$41,062	$74,368	$130,664

Depreciation and Amortization
Fluid Management	$1,897	$1,970	$7,117	$6,993
Process Solutions	1,558	1,595	6,639	6,753
Romaco	530	491	2,013	1,869
Corporate and Eliminations	97	131	457	634

Total	$4,082	$4,187	$16,226	$16,249

Orders
Fluid Management	$47,534	$99,174	$232,415	$343,079
Process Solutions	46,740	68,872	218,895	324,542
Romaco	27,862	29,754	103,039	145,377

Total	$122,136	$197,800	$554,349	$812,998

Backlog
Fluid Management	$22,579	$63,168	$22,579	$63,168
Process Solutions	72,259	123,529	72,259	123,529
Romaco	40,139	51,283	40,139	51,283

Total	$134,977	$237,980	$134,977	$237,980

Note: EBIT is a non-GAAP measure. We use this measure to evaluate our businesses, and we allocate resources to our businesses based on EBIT. EBIT is not, however, a measure of performance calculated in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income as a measure of operating results. EBIT is not a measure of cash available for use by management.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands)	2009	2008	2009	2008
Operating activities:
Net income	$12,807	$30,632	$55,364	$87,402
Depreciation and amortization	4,082	4,187	16,226	16,249
Other, net	11,114	5,985	(18,502)	(14,091)

Cash provided by operating activities	28,003	40,804	53,088	89,560

Investing activities:
Capital expenditures, net of nominal disposals	(4,780)	(9,331)	(17,694)	(22,114)
Proceeds from sales of product lines/facilities	0	1,291	0	8,484
Acquisition of business, net of cash acquired	(2,325)	0	(2,325)	(5,061)

Cash used by investing activities	(7,105)	(8,040)	(20,019)	(18,691)

Financing activities:
(Payments) proceeds of long-term debt, net	(133)	667	(3,168)	(69,448)
Share buyback program	0	0	(39,114)	0
Other, net	(1,396)	344	(4,079)	3,576

Cash (used) provided by financing activities	(1,529)	1,011	(46,361)	(65,872)
Exchange rate impact on cash	254	(2,114)	(1,944)	2,298

Increase (Decrease) in cash	19,623	31,661	(15,236)	7,295
Cash at beginning of period	88,546	91,744	123,405	116,110

Cash at end of period	$108,169	$123,405	$108,169	$123,405